Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000

Appliance Recycling Centers of America Selected
To Provide Services for Connecticut Utilities

Minneapolis, MN—April 28, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has been selected by The United Illuminating Company and The Connecticut Light & Power Company to handle a joint appliance recycling program in the utilities’ service territories for the year 2004.

ARCA, which provided appliance recycling services for these two electric utility companies in the early 1990s, began collecting and recycling operations for the current program in mid-April.  Initially, the program will focus on the southwestern area of Connecticut.

As previously reported, ARCA has also entered a contract with Southern California Edison Company to handle appliance recycling operations under California’s Statewide Residential Appliance Recycling Program for the years 2004 and 2005, and with San Diego Gas & Electric Company for the year 2004.

Edward R. (Jack) Cameron, president and chief executive officer, said, “We are encouraged by the renewed interest of East Coast electric utility companies in promoting energy efficiency through appliance recycling.  By removing working but inefficient household appliances from service, utilities can make a significant impact in reducing electricity consumption, thereby helping to control the need for building costly new power generation facilities.”

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of April 2004, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market; and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com